EXHIBIT 23-B

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Sprint Corporation pertaining to the Nextel Communications, Inc. Amended and Restated Cash Compensation Deferral Plan of our report dated February 3, 2004 (except for Note 2, as to which the date is April 23, 2004, and Note 21, as to which the date is November 2, 2004) with respect to the consolidated financial statements and schedule of Sprint Corporation as of December 31, 2003 and for the two years in the period then ended, included in Sprint Corporation’s Annual Report (Form 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Kansas City, Missouri

August 9, 2005